Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between La Jolla Pharmaceutical Company (“Company”) and Deirdre Y. Gillespie, M.D. (“Executive”) with respect to the following facts:

A. Executive is currently employed by Company as Chief Executive Officer pursuant to an Employment Agreement dated May 24, 2010 (“Employment Agreement”);

B. Executive’s employment with Company will be terminated without cause pursuant to paragraph 3.2 of the Employment Agreement. The termination effective date will be January 19, 2012 (“Separation Date”). Executive will receive Executive’s final paycheck, including any unused and accrued vacation time, on the Separation Date. Company wishes to reach an amicable separation with Executive and assist Executive’s transition to other employment;

C. The parties wish to supersede the severance provisions in paragraph 3.6(a),(b) and (c) of the Employment Agreement and proceed, instead, in accordance with the terms and conditions in this Separation Agreement; and

D. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Company agrees to provide Executive with the following payments and benefits (“Severance Package”) to which Executive is not otherwise entitled absent the signing of a release. Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Executive in this Separation Agreement.

1.1 Severance Payment. Company agrees to provide Executive with a severance payment of $77,778.00, less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be made in a lump sum cash payment on the Separation Date, by wire transfer to a bank account designated by Executive, provided Executive has signed this Separation Agreement.

1.2 Retention of Company Property. Company agrees to allow Executive to retain the Company-issued iPad, iPhone and laptop computer in Executive’s possession.

1.3 Resignation. Company agrees to characterize Executive’s separation as a voluntary resignation in any public statement or request for reference. Notwithstanding the foregoing, the Company shall be permitted to file this Agreement with the Securities and Exchange Commission to the extent required under the Securities Exchange Act of 1934, as amended.

1.4 No Contest of Unemployment. Company agrees that it will not contest any claims Executive may file for unemployment insurance benefits and will promptly process any paperwork related to same.

2. Express Waiver and Return of Stock Options. By signing this Separation Agreement, Executive expressly waives her right to all Company stock options provided pursuant to the Employment Agreement and relinquishes to the Company all vested and unvested stock options.

3. Board Position. In conjunction with Executive’s separation, Executive hereby resigns her position on the Company’s Board of Directors as of the Separation Date.

4. General Release.

4.1 Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as their Executives, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar any claims that, by law, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, and any challenge to the validity of Executive’s release of claims under the ADEA (“ADEA Claims”), as set forth in this Separation Agreement.

4.2 Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

4.3 Executive declares and represents that Executive intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4.4 Although this Separation Agreement does not prevent Executive from participating in an investigation by the Equal Employment Opportunity Commission or similar state or local administrative agency, Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

5. California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

7. Mutual Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Similarly, Company and any Released Parties, through their officers, directors, agents and Preferred Stockholders (if applicable), will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Executive

8. Confidentiality and Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all company property, with the exception of the Company-issued property listed in paragraph 1.2 of this Separation Agreement, must be returned to Company on or before the Separation Date. By signing this Separation Agreement, Executive represents and warrants that Executive will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company or the Released Parties. In addition, Executive agrees to keep the terms of this Separation Agreement confidential between Executive and Company, except that Executive may tell Executive’s immediate family and attorney or accountant, if any, as needed, but in no event should Executive discuss this Separation Agreement or its terms with any current or prospective Executive of Company.

9. Continuing Obligations. Executive agrees to abide by the terms and conditions of the surviving provisions of the Employment Agreement, which includes but is not limited to the arbitration and confidentiality provisions.

10. No Other Severance. Executive acknowledges and agrees that the Severance Package provided pursuant to this Separation Agreement is in lieu of any other severance benefits to which Executive may be eligible under any other agreement and/or severance plan or practice.

11. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

12. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f) (“OWBPA”). Executive is advised to consult with an attorney before executing this Separation Agreement.

12.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

12.2 Waiver of Consideration Period. Executive waives the full 21-day period provided in paragraph 12.1 above.

12.3 Revocation/Effective Dates. With respect to all claims released by this Separation Agreement, except the waiver of the ADEA claims, this Separation Agreement shall become effective and enforceable on the day it is signed by Executive. Executive’s waiver of the ADEA Claims will become effective and enforceable on the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement as to the ADEA Claims within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by the Chairman of the Board by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Executive timely revokes, Executive’s ADEA Claims will survive the signing of this Separation Agreement, and Executive hereby agrees to immediately return to Company $7,000.00 of the Severance Payment, if the Severance Payment has already been paid.

12.4 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the ADEA.

13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

15. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

16. Successors and Assigns. This Separation Agreement is binding on Executive’s heirs, family members, executors, agents and assigns.

17. Counterparts. This Separation Agreement may be signed in counterparts, and each shall be treated as though signed as one document. An executed signature page of this Separation Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

18. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Agreement previously executed by Executive and herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

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THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: January 13, 2012	/s/ Deirdre Y. Gillespie, M.D.
Deirdre Y. Gillespie, M.D.

La Jolla Pharmaceutical Company

Dated: January 16, 2012	By:	/s/ Robert Fildes, Ph.D.
Name: Robert Fildes, Ph.D.
Its: Chairman of the Board

Signature Page to Confidential Separation Agreement and General Release of All Claims